ASHMORE FUNDS

FORM N-SAR

File No. 811-22468

Fiscal Year Ended October 31, 2015

EX-77D: Ashmore Emerging Markets Corporate Debt Fund, Ashmore Emerging Markets Debt Fund and Ashmore Emerging Markets Total Return Fund is each no longer classified as a “non-diversified” investment company and is now considered a “diversified” investment company, as those terms are defined under the Investment Company Act of 1940, as amended (the “1940 Act”).